                                SCHEDULE 14A
                               (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant  [ X ]
Filed by a party other than the registrant  [   ]

Check the appropriate box:
[   ]  Preliminary proxy statement
[ X ]  Definitive proxy statement
[   ]  Definitive additional materials
[   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             HELM RESOURCES, INC.
_______________________________________________________________________
              (Name of Registrant as Specified in its Charter)

                              Clare J. Attura
_______________________________________________________________________
                  (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X ] $125 per Exchange Act 0-11(c)(1)(ii), 14a-6(i)(1) or Rule 14a-6(j)(2)
[   ] $500 per each party to the controversy pursuant to Exchange Act
Rule 14a-6(i)(3)
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11
   (1) Title of each class of securities to which transaction applies:

_______________________________________________________________________

   (2) Aggregate number of securities to which transaction applies:

_______________________________________________________________________

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

_______________________________________________________________________


   (4) Proposed maximum aggregate value of transaction:

_______________________________________________________________________
[  ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1) Amount previously paid:
    (2) Form, schedule or registration statement no.:
    (3) Filing party:
    (4) Date filed:

                          HELM RESOURCES, INC.
                         ----------------------

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD OCTOBER 29, 1996

                         ----------------------

TO OUR STOCKHOLDERS:

    You are cordially invited to attend the Annual Meeting of Stockholders of Helm Resources, Inc. (the "Company") to be held on Tuesday, October 29, 1996, at 2:00 p.m., at the offices of the Company, 537 Steamboat Road, Greenwich, Connecticut, for the following purposes:

   1. To elect six directors; and

   2. to transact such other business as may properly come before the meeting or any adjournment of the meeting.

   Only stockholders of record at the close of business on September 18, 1996 will be entitled to notice of and to vote at the meeting.

    Please sign, date and mail the enclosed proxy card in the return envelope provided for your convenience.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE RETURN YOUR PROXY CARD REGARDLESS OF THE
  NUMBER OF SHARES YOU HOLD AND WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND
  VOTE IN PERSON IF YOU WISH.


                                By Order of the Board of Directors
                                David S. Lawi, Secretary


September 18, 1996
Greenwich, Connecticut

                          HELM RESOURCES, INC.
                           537 STEAMBOAT ROAD
                     GREENWICH, CONNECTICUT  06830
                             (203) 629-1400
                          -------------------
                            PROXY STATEMENT
                           -------------------
    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Helm Resources, Inc. (the "Company") for use at the the Company's Annual Meeting of Stockholders to be held at the offices of the Company at 537 Steamboat Road, Greenwich, Connecticut on Tuesday, September 18, 1996 at 2:00 p.m. Eastern Standard Time, and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the secretary of the Company.

    The proxy statement and form of proxy are being sent to shareholders on or about September 18, 1996.

    The Board of Directors has fixed the close of business on September 18, 1996 as the record date for the meeting. On that date, the Company had outstanding 2,529,378 shares of common stock. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such shareholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing. Holders of the Company's common stock have no cumulative voting rights. The presence at the meeting, in person or by proxy, of the holders of the majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum.

    Proxies in the accompanying form are solicited on behalf and at the direction of the Board of Directors. All shares of common stock represented by properly executed proxies will be voted at the meeting in accordance with the instructions made on the proxies, unless such proxies have been previously revoked. If authority to vote a proxy has not been withheld and no instruction is indicated, the shares will be voted FOR the election of the Board of Directors' nominees for directors. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

VOTE REQUIRED

    Directors will be elected by a plurality of the votes cast at the meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. With respect to any other proposal, abstentions may be specified and will have the effect of a negative vote. Likewise, broker non-votes are counted for purposes of determining the presence or absence of a quorum with respect to a given proposal, but they are not counted for purposes of determining whether the proposal has been approved.

REVOCATION OF PROXIES

    A stockholder executing and returning a proxy has the power to revoke it before it is exercised. A stockholder who wishes to revoke a proxy can do so by delivering a subsequently signed and dated proxy or other written notice to the Secretary of the Company at any time prior to the vote at the meeting or by appearing at the meeting and voting in person the shares to which the proxy relates. Attendance at the Meeting by a stockholder who has executed and returned the enclosed proxy does not alone constitute revocation of the proxy. Any written notice revoking a proxy should be sent to the Company, attention: David S. Lawi, Secretary, at the Company's executive offices which are located at 537 Steamboat Road, Greenwich, Connecticut 06830.

SOLICITATION

    After the initial mailing of this Proxy Statement, proxies may be solicited by telephone, telegram or personally by directors, officers and other employees of the Company (who will not receive any additional compensation therefore). All expenses with respect to this solicitation of proxies will be borne by the Company. Arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxies and the proxy materials to their principals, and the Company will, upon request, reimburse them their reasonable expenses in doing so. The Company may engage an outside proxy soliciting firm to assist in the soliciation of proxies, and reasonable fees and out of pocket expenses of such firm will be paid by the Company.

    No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction.
                     ----------------------------

        The date of this Proxy Statement is September 18, 1996

                     ----------------------------

Nominees for Directors
- ----------------------

    At the meeting, six directors are to be elected. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the six nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, one or more of these nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

Name, Principal Occupation
Over Past Five Years and                         Director of
Other Directorships of Nominee         Age       Company Since
- ------------------------------         ---       -------------

Herbert M. Pearlman................... 63            l980

   Mr. Pearlman has been the Company's president and chief executive officer since l980 and became the chairman of the Company's Board of Directors in June 1984. Mr. Pearlman is a co-founder and since l982 has been a director of Seitel, Inc. ("Seitel"), a New York Stock Exchange company which is engaged in acquiring and marketing seismic data. In March l987, he was elected as the chairman of Seitel's
Board of Directors. Since l984, Mr. Pearlman has been chairman of the board of directors of InterSystems, Inc., a public company engaged in the design and manufacture of industrial and agricultural equipment and in chemical compounding ("ISI"). 1990, Mr. Pearlman became chairman of the board of directors of Unapix Entertainment, Inc. ("Unapix"), a Delaware corporation and a public company engaged in the business of marketing and distributing television programs and motion pictures. In 1994, Mr. Pearlman became chairman of the board of ABC Dispensing Technologies, Inc. ("ABC"), a public company which is engaged in the business of designing and manufacturing equipment which dispenses liquids, solids, gases, pastes and gels.

Walter M. Craig, Jr..................  42            1993

    Mr. Craig has been president of Professionals' Financial Services, Inc., a Delaware corporation which is in the business of financing receivables of healthcare and other enterprises, since 1993. He has also served as president and a director of PLB Management Corp., the general partner of The Mezzanine Financial Fund, L.P. (the "Fund"), a Delaware limited partnership which makes collateralized loans to companies, and as president of the Fund, since 1993. Mr. Craig has been a director of Seitel since 1987, a director of Unapix since 1993 and a director of ISI since 1993. He has also served as a director, executive vice president and chief operating officer of Helm since 1993. Prior thereto, Mr. Craig served as vice president for business and legal affairs for Helm.

David S. Lawi......................... 61            l980

     Mr. Lawi has been the Company's executive vice president and secretary from l980 until 1992, when he was appointed secretary treasurer. Since l984, Mr. Lawi has been a director and secretary of ISI and since 1986 he has been chairman of ISI's Executive Committee. Since l982, Mr. Lawi has been a director of Seitel and in 1989 he was elected chairman of Seitel's Executive Committee. In 1990, Mr. Lawi became a director of Unapix, and in 1993, he became treasurer and secretary of Unapix, and chairman of the Executive Committee of Unapix.

Joseph J. Farley...................... 73            l982

    From l982 until February 1991, Mr. Farley served as the Company's vice president for marketing and engineering. Prior to joining the Company, Mr. Farley had been a senior executive with International Business Machines Corporation ("IBM") for 32 years, where he held various positions in engineering, marketing and field engineering. His final assignment at IBM was corporate director of marketing/standard practices.

William Lerner........................ 63             l985

    Mr. Lerner is a practising attorney in New York and Pennsylvania. From 1989 to 1990, he was General Counsel to Hon Development Company, a Southern California real estate development company. Mr. Lerner has been a director of Seitel since July l984. Mr. Lerner is also a director of several other public companies, including Rent-Way, Inc., a company engaged in the rental-purchase business, and Micro-toMainframes, Inc., a provider and systems integrator of advanced technology communications products and Internet services.

John E. Stieglitz..................... 63             l986

    Since l976, Mr. Stieglitz has been president of Conspectus, Inc., a privately held company engaged in providing consulting services in the area of executive recruiting. Mr. Stieglitz has been a director of Seitel since 1989, a director of ISI since 1991 and a director of ABC since January 1995.
Executive Officers
- ------------------

   In addition to Messrs. Pearlman, Craig and Lawi, the Company has one additional executive officer. Daniel T. Murphy, 57, joined the Company in May 1984 as vice president and chief financial officer. In April 1992 he was appointed executive vice president-finance. In May 1984 he became vice president-finance and operations, and in 1985 he became executive vice president of operations and chief financial officer, of ISI. He became a director of ISI in 1986.

    All of the Company's executive officers spend a majority of their work-related time on the various businesses of the Company and its subsidiaries and affiliates, and allocate their time among these entities according to the relative need of each for executive assistance.

Section 16(a) Beneficial Ownership Reporting Compliance
- -------------------------------------------------------

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based upon a review of reports and amendments thereto furnished to the Company during, and with respect to, its most recent fiscal year, and written representations furnished to the Company, it appears that all such reports required to be filed were filed on a timely basis.

Attendance at Meetings; Committees
- ----------------------------------

    During 1995, the Company's Board of Directors held one meeting, which was attended by all of the directors.

    The Board of Directors has a standing Audit Committee, Compensation and Stock Option Committee and Executive Committee. During 1995, the Audit Committee as well as the Compensation and Stock Option Committee consisted of Messrs. Lerner and Stieglitz. The function of the Audit Committee is to select the independent public accountants of the Company, to review with them the Company's financial statements, to review the Company's financial systems and controls and to oversee other matters relating to the integrity of the Company's finances and financial statements as the Committee may consider appropriate. The function of the Compensation and Stock Option Committee is to determine the compensation of the officers of the Company and to administer the Company's stock option plans. The Executive Committee is comprised of Messrs. Pearlman, Lawi and Farley, who is the Chairman. The function of the Executive Committee is to act on an interim basis for the full Board. The Audit Committee, the Compensation and Stock Option Committee and the Executive Committee did not meet separate from the entire Board of Directors during 1995.

     In addition, in June 1994, the Board of Directors appointed a Special Committee to evaluate and negotiate the sale of Interpak Holdings, Inc. to InterSystems, Inc. The Special Committee is chaired by Mr. William Lerner, and Messrs. Herbert M. Pearlman and David S. Lawi also serve on this Committee. During 1995, the Special Committee met several times with the InterSystems Acquisition Committee, and all members of the Special Committee attended these meetings.

Security Ownership of Certain Beneficial Owners and Management
- --------------------------------------------------------------

   Set forth below is certain information as of September 1, l996 concerning the beneficial ownership of common stock (the Company's only class of voting securities) by each director individually, and by all officers and directors of the Company as a group and by all beneficial owners of more than 5% of the outstanding shares of the Company's common stock.

                                        Amount and Nature
                                        of Beneficial         Percent of
Name                                    Ownership(l)(2)       Class(2)
- ----                                    ---------------       ----------
Gerson I. Fox..........................   742,830 (3)          26.1%
1230 Huntington Drive
Duarte, CA  91010

Clarence Y. Palitz.....................   562,500 (4)          18.4%
650 Allamuchy Road
Allamuchy, NJ  07820

Directors and Officers
- ----------------------

Herbert M. Pearlman*...................   826,160 (5)          25.9%

David S. Lawi*.........................   435,872 (6)          15.0%

Walter M. Craig, Jr....................    27,711 (7)           1.1%

Joseph J. Farley.......................    26,008               1.0%

John E. Stieglitz......................    17,333               **

William Lerner ........................    16,866               **

Daniel T. Murphy.......................    13,786 (8)           **

All officers and directors
as a group (7 persons)..................1,363,736 (5)-(8)      37.7%
_______________________________________
* address is 537 Steamboat Road, Greenwich, CT  06830
** less than 1%

(l) Except as otherwise indicated, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

(2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any contractual right.

(3) Includes 312,766 shares that may be acquired from the Company upon conversion of Series B 8% Cumulative Convertible Preferred Stock (212,766) and 1993 Class B warrants (100,000). Does not include shares held by Mr. Fox's wife, as to which he disclaims beneficial ownership.

(4) Includes 520,833 shares that may be acquired from the Company upon conversion of Series A 8% Cumulative Convertible Preferred Stock held by Mr. Palitz (104,166) and by a limited partnership as to which Mr. Palitz is the president of the corporate general partner (416,667).

(5) Includes 664,536 shares that may be acquired from the Company upon exercise of options (13,334) and Class A Warrants (66,145), and conversion of Series A Preferred Stock (11,667), Series A 8% Cumulative Convertible Preferred Stock (421,875) and 8% debentures (151,515). Does not include shares held by Mr. Pearlman's wife, as to which he disclaims beneficial ownership.

(6) Includes 383,938 shares that may be acquired from the Company upon exercise of options (6,667) and 1993 Class A Warrants (27,763), and conversion of Series A Preferred Stock (13,333), Series A 8%
    Cumulative Convertible Preferred Stock (260,417) and 8% debentures
    (75,758).

(7) Includes 27,031 shares which may be acquired from the Company upon exercise of options (7,667), and conversion of 8% debentures
    (19,364).

(8) Includes 12,576 shares which may be acquired from the Company upon exercise of options (5,000) and conversion of 8% debentures
    (7,576).
























           [The rest of this page intentionally left blank.]

Executive Compensation
- ----------------------

    Set forth below is certain information with respect to cash and noncash compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and the next most highly compensated individuals who served as executive officers of the Company for services rendered to the Company and its subsidiaries during 1995. Each of the named officers has been a party to an employment agreement with ISI during the years ended December 3l, 1995, 1994 and 1993. See "Certain Relationships and Related Party Transactions--The Company and InterSystems, Inc."

                      SUMMARY COMPENSATION TABLE
                      --------------------------

                         Annual Compensation
                         -------------------
                                                           All
Name and                                                   Other
Principal                                                  Compen-
Position            Year    Salary(1)      Bonus           sation(2)
- ---------           ----    ---------      -----           ---------
Herbert M.          1995   $340,000(3)        -           $ 16,800
Pearlman,           1994    340,000(3)        -             16,800
CEO and Chairman    1993    257,083(3)        -             12,600

David S. Lawi,      1995    170,000(3)        -             17,442
Secretary-          1994    170,000(3)        -             16,769
Treasurer           1993    128,541(3)        -             14,027

Walter M. Craig,    1995    150,570         23,000           9,105
Jr., Executive      1994    138,167         20,000          10,064
Vice President      1993    127,577         19,556           8,828
and COO

Daniel T.           1995    139,999           -             16,343
Murphy,             1994    140,000           -             15,812
Executive Vice      1993    143,790           -             13,516
President, Finance

_______________________
(1) includes the following amounts paid by the Company's affiliate, InterSystems, Inc., during 1995, 1994 and 1993, respectively: Mr.
Pearlman: $100,000, $100,000 and $66,667; Mr. Murphy: $85,127, $90,000
and $94,743; Mr. Lawi: $50,000, $50,000 and $33,333; and Mr. Craig:
$17,500, $17,500 and $17,500; also includes $16,820, $33,667 and $29,615 paid by the Company's subsidiary, Cliff Engle Ltd., during 1995, 1994 and 1993, respectively, to Mr. Craig, $100,000, $50,000 and $24,500 paid during 1995, $100,000, $50,000 and $24,500 paid during 1994 and
$100,000, $50,000 and $20,462 paid during 1993 by the Company's subsidiary, Interpak Holdings, Inc., to Mr. Pearlman, Mr. Lawi and Mr. Craig, respectively.

(2) Amounts shown include automobile allowances and taxable fringe benefits.

(3) Includes amounts payable in common stock of the Company, which will be issued pending listing on the American Stock Exchange, as follows:

Herbert M. Pearlman       1995         $100,000
                          1994          100,000
                          1993           33,333

David S. Lawi             1995           50,000
                          1994           50,000
                          1993           16,666

Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-
- --------------------------------------------------------------------
End Option/SAR Value Table
- --------------------------

    The following table sets forth aggregated option exercises in 1995, the number of unexercised options and fiscal year-end values of in-the-money options for the Chief Executive Officer and the next most highly-compensated executive officers.

                                                       Value of
                                      Number of        Unexercised
              Shares                  Unexercised      In-the-money
              Acquired                Options at       Options at
              on                      Fiscal year-end  fiscal year end
              Exercise    Value       Exercisable/     Exercisable/
    Name        (#)     Realized ($)  Unexercisable    Unexercisable (1)
    ----      --------  ------------  ---------------  -----------------
Herbert M.       -          -          13,334/0            n/a
Pearlman

David S.         -          -           6,667/0            n/a
Lawi

Walter M         -          -           7,667/0            n/a
Craig, Jr.

Daniel T.        -          -           5,000/0            n/a
Murphy
- ----------------
(1) All options are out-of-the-money.

Compensation of Directors
- -------------------------

    Outside directors receive fees of $10,000 for services they render to the Company, payable $5,000 in cash and $5,000 in common stock of the Company. Mr. Farley receives an additional $5,000 for his services as Chairman of the Executive Committee. Expenses reasonably incurred in the furtherance of their duties are reimbursed by the Company.

Employment Agreements And Termination Of Employment Arrangements
- ----------------------------------------------------------------

Pearlman Employment Agreement

  On January 1, 1990, the Company entered into an employment contract with Herbert M. Pearlman, as the Company's President and Chief Executive Officer, with a continuous five-year term (the "Pearlman Agreement"). The Pearlman Agreement, as amended, provides for (a) a base salary, payable by the Company or its subsidiaries, of $404,475 a year (subject to annual upward adjustments in relation to the increase in the consumer price index) (the "Base Salary") and (b) additional fees ("Additional Fees") each year equal to 5% of the Company's consolidated pre-tax profits and 5% of the annual pre-tax profits of each unconsolidated subsidiary of the Company attributable to the Company for such year. To the extent Mr. Pearlman receives a portion of his salary from a subsidiary, the amount of salary he receives from the Company is similarly reduced.

    Mr. Pearlman has agreed to voluntarily reduce his base salary. Effective September 1, 1993, the annual base salary payable to Mr. Pearlman was $340,000, of which $200,000 in the aggregate is paid by two of the Company's subsidiaries. An additional $100,000 is payable in common stock of the Company based upon certain average stock prices, and $40,000 is payable in cash by the Company. To date, no shares have been issued under this arrangement pending listing of the shares on the American Stock Exchange.

    If Mr. Pearlman is unable to discharge his duties for a period of six consecutive months, the Company may terminate the Pearlman Agreement, in which event Mr. Pearlman will be entitled to receive the Base Salary for two years from the date of termination. Thereafter, until age 65 Mr. Pearlman shall receive annual disability payments in an amount equal to the
greater of 60% of his final Base Salary or $10,000 per month.   Under the
Pearlman Agreement, Mr. Pearlman is not required to devote his full time to the Company and may seek to acquire businesses for enterprises other than the Company as long as he obtains the prior approval of the Board of Directors of the Company before acquiring any business with sales, net income before taxes and stockholders equity of more than $4,000,000, $600,000 and $750,000, respectively.
    If, at any time during the term of the Pearlman Agreement the majority of the Company's Board of Directors are comprised of members recommended by a party not supported by the Company's present Chairman (hereinafter "Change of Control"), Mr. Pearlman, at his option, will receive, no later than the date upon which such Change of Control occurs, the following (hereafter the "Change in Control Payments"):

         (i) a lump sum cash payment equal to 2.99 times the average of all forms of compensation paid to Mr. Pearlman by the Company and all of its subsidiaries and affiliates during the prior five years reduced by the amounts received pursuant to terms (ii) and (iii) below;

         (ii) a lump sum cash payment equal to the difference between the exercise price of all stock options, warrants, convertible preferred stock and convertible debentures held by Mr. Pearlman and the then current market price for the Company's common stock; and

         (iii) a continuation of all medical and disability insurances and benefits for Mr. Pearlman (and his family) for a period of five years.

    Messrs. Lawi, Murphy and Craig have similar Change of Control Payment provisions pursuant to their employment arrangements (see descriptions below). By way of illustration, if a Change in Control occurred during 1996, it is estimated that Messrs. Pearlman, Lawi, Murphy and Craig would receive Change of Control Payments of $960,000, $480,000, $450,000, and $450,000, respectively. The Company believes that the Change in Control Payment provisions in these officers' agreements may tend to discourage attempts to acquire a controlling interest in the Company and may also tend to make the removal of management more difficult; however, the Company believes such provisions provide security and decision making independence for its executive officers.

       The Pearlman Agreement further provides (i) that upon the expiration of the term, if Mr. Pearlman's employment is not continued, he will be entitled to a severance payment of two years' salary and
(ii) for certain company-paid fringe benefits such as life insurance, with the beneficiary to be specified by Mr. Pearlman, disability insurance and health insurance providing one hundred (100%) per cent coverage of most medical expenses.

Lawi Employment Agreement

      On January 1, 1990, the Company entered into an employment agreement whereby David S. Lawi is presently employed as the Company's Secretary-Treasurer with a continuous five year term (the "Lawi Agreement"). The Lawi Agreement, as amended, provides for Mr. Lawi to receive a salary, payable by the Company or its subsidiaries, of $202,238 a year (subject to annual adjustment in proportion to the increase in the consumer price index or as determined by the Board of Directors), plus an annual bonus equal to 2.5% of the Company's consolidated pre-tax profits and 2.5% of the annual pre-tax profits of each unconsolidated subsidiary of the Company attributable to the Company for such year. To the extent Mr. Lawi receives a portion of his salary from a subsidiary, the amount of salary he receives from the Company is similarly reduced.

    Mr. Lawi has agreed to voluntarily reduce his base salary. Effective September 1, 1993, the annual base salary payable to Mr. Lawi was $170,000, of which $100,000 in the aggregate is paid by two of the Company's subsidiaries. An additional $50,000 is payable in common stock of the Company based upon certain average stock prices, and $20,000 is payable in cash by the Company. To date, no shares have been issued under this arrangement pending listing of the shares on the American Stock Exchange.

   If Mr. Lawi is unable to discharge his duties for a period of six consecutive months, the Company may terminate the Lawi Agreement but will be required to pay Mr. Lawi's base salary for two additional years. Thereafter, until age 65, Mr. Lawi will receive annual disability payments in an amount equal to the greater of 60% of his final base salary or $10,000 per month.

   The Lawi Agreement contains Change in Control Payment provisions and provisions permitting him to devote his time to other business enterprises, severance arrangements and provisions regarding Company-paid fringe benefits which are similar to those described above for Mr. Pearlman. See "Pearlman Employment Agreement" for additional information concerning these provisions.

Craig Employment Agreement

    On January 1, 1995, the Company entered into an employment agreement whereby Walter M. Craig, Jr. is presently employed as the Company's Chief Operating Officer with a continuous three year term (the "Craig Agreement"). The Craig Agreement provides for Mr. Craig to receive a salary, payable by the Company or its subsidiaries, of $161,000 a year (subject to annual adjustment in proportion to the increase in the consumer price index or as determined by the Board of Directors). In addition, Mr. Craig is entitled to a minimum annual bonus equal to the greater of $20,000 or $12,500 for each $1,000,000 of the Company's consolidated pre-tax profits, and such additional bonus as is equitable in the opinion of the Company's Chairman. Any minimum bonus owing will be offset by any bonus paid by PLB Management Corp., ISI and any other affiliated companies (other than Unapix).

    If Mr. Craig is unable to discharge his duties for a period of 150 days, the Company may terminate the Craig Agreement but will be required to pay Mr. Craig's base salary for two additional years. Thereafter, until age 65, Mr. Craig will receive annual disability payments in an amount equal to the greater of 60% of his final base salary or $10,000 per month.

    The Craig Agreement contains Change in Control Payment provisions and provisions permitting him to devote his time to other business enterprises, severance arrangements and provisions regarding Company-paid fringe benefits which are similar to those described above for Mr. Pearlman. See "Pearlman Employment Agreement" for additional information concerning these provisions.

Murphy Employment Arrangement

    The Board of Directors also has authorized an employment arrangement for Daniel T. Murphy, Executive Vice President and Chief Financial Officer, which requires Mr. Murphy to devote his full time to the Company, its affiliates and subsidiaries. Pursuant to Mr. Murphy's arrangement, he receives an annual salary of approximately $165,000, which he has voluntarily reduced to $140,000 and which is subject to annual increases based on a cost-of-living index. The salary payable under this arrangement is reduced by the compensation received by the officer from any of the Company's subsidiaries or affiliates. In addition, Mr. Murphy receives a bonus to be determined on an annual basis by the Company's Board of Directors. The agreement also provides Change of Control Payments, severance benefits and fringe benefits similar to those provided for Messrs. Lawi and Pearlman. As of the date hereof, a formal contract has not been entered into by the Company with Mr. Murphy.

Certain Relationships and Related Party Tranactions
- ---------------------------------------------------

The Company, its Subsidiaries and the Fund

    Messrs. Herbert M. Pearlman and David S. Lawi are principal shareholders of, and control, PLB Management Corp. ("PLB"), a Delaware corporation serving as general partner to The Mezzanine Financial Fund, L.P. (the "Fund"). In addition, they hold 5.5% and 1%, respectively, limited partnership interests in the Fund. Mr. Walter M. Craig, Jr. is President of PLB and of the Fund.

    In December 1994, the Fund made available a $250,000 line of credit to the Company which was increased to $350,000 during 1995. The line matures on December 31, 1996, bears interest at 15% per annum, entitles the Fund to the option to receive an additional 10% interest per annum or to purchase from the Company shares of common stock of Helm, Unapix and ISI in equal amounts based upon the annual outstanding loan balance.
This loan is secured by the assets of the Company. At December 31, 1995, $340,000 was outstanding under the loan.

   In August 1994, the Fund made available a $250,000 line of credit to ISI. In 1995, the line was increased to $450,000. The line was paid in full in February 1996.

    In February 1993, the Fund made available a $750,000 line of credit to Healthcare Financial Services, Inc. ("HC"), a wholly-owned subsidiary of Professionals' Financial Services, Inc. ("PFS"), to enable HC to initiate its business activity. The line, which was increased to $1,350,000 but subsequently reduced to $500,000 during 1996, matures on December 31, 1996 and bears interest at 15% per annum. At December 31, 1995, $900,000 was outstanding under the loan. Messrs. Pearlman, Lawi and Craig are directors of PFS, and Mr. Craig serves as President of PFS. In addition, Helm owns approximately 19% of the outstanding common stock of PFS.

   In January, 1995, PFS made a $100,000 accounts receivable line of credit available to The Tropical Manufacturing Group, Inc.("TMG"), which is a party to an operating agreement and a letter of intent for the purchase of assets with Tropical Systems, Inc.("TSI"), a subsidiary of InterSystems, Inc., a Nebraska corporation and a subsidiary of ISI ("InterSystems Nebraska"). Effective upon the execution of the operating agreement in October 1995, no further accounts receivable of TMG were purchased under the line of credit, and PFS entered into a substitute accounts receivable line of credit in the amount of $250,000 with TSI.
At December 31, 1995, $203,804.39 was outstanding under the TMG line of credit and $193,610.21 was outstanding under the TSI line of credit.

    In March 1995, PFS acquired from the Company a $200,000 limited partnership interest in the Fund in exchange for 400,000 shares of common stock of PFS.

The Company and InterSystems, Inc.

    Messrs. Pearlman, Lawi, Murphy and Craig are parties to employment agreements with ISI. All salary amounts paid under the ISI agreements reduce the amount of salary the Company is responsible to pay to said officers. The agreements, as amended, provide for current annual salaries of approximately $238,000, $130,000, $90,000 and $17,500 to
Messrs. Pearlman, Lawi, Murphy and Craig, respectively. Beginning in 1992, however, Messrs. Pearlman and Lawi agreed to significant voluntary salary reductions and are currently receiving $100,000 and $50,000, respectively, from ISI. Each of the four individuals is also entitled to an annual bonus from ISI computed on the basis of ISI's earnings, if any. Specifically, Messrs. Pearlman and Lawi are entitled to 5% and 2.5%, respectively, of ISI's consolidated pre-tax profits (as defined), less the amount, if any, paid to such officer by the Company as a result of the inclusion in the Company's earnings of ISI's income for that year. Messrs. Murphy and Craig receive a discretionary bonus determined by ISI's Board of Directors.

   If at any time the Company no longer is able to elect a majority of ISI's Board of Directors, any of the officers may terminate their employment under his respective agreement upon 18 months' notice and receive upon the conclusion of that period a lump sum severance payment equal to 18 months' salary. Each agreement also provides that upon the expiration of the term, if the officer's employment is not continued, he will be entitled to a severance payment of two years' salary (unless employment is secured elsewhere). If, upon expiration of the employment term, continuation is offered but declined by the officer, the officer is obligated to act as a consultant for two years at 50% of his then current salary, during which time he will not provide services for any competitor of ISI.

    The Company has an arrangement with ISI whereby ISI pays the Company an amount equal to the expenses incurred by the Company and allocable to the business of ISI. These expenses consist primarily of office-related and administrative expenses and rent. During 1995, ISI paid a total of $5,153 during, and accrued an additional $47,767 at December 31, 1995, to the Company pursuant to this arrangement.

    In connection with the August 1993 purchase by ISI of InterSystems Nebraska, certain ongoing contractual relationships exist between Helm and ISI. In addition to the base purchase price paid to Helm, additional consideration will be paid in the form of an earnout and a royalty.

Performance Earnout. Helm is entitled to a performance earnout payable in the event that InterSystems Nebraska's average earnings before federal income taxes, related party management fees and non-recurring or extraordinary expense ("EBTME") in 1992 through 1995 inclusive, exceeds $550,000. If during this period, the average EBTME of InterSystems Nebraska exceeds $550,000, ISI is required to pay to Helm an amount equal to six (6) times such excess (the "Earnout Payments"). Earnout Payments are required to be made commencing March
1994 (for any Earnout Payment payable under the formula for 1992 and 1993), and each successive year thereafter, as necessary, until March
1996. The March 1994 Earnout Payment covers average EBTME for 1992 and 1993. The March 1995 Earnout Payment covers average EBTME for 1992 through and including 1994. The March 1996 Earnout Payment covers average EBTME for 1992 through and including 1995. In the event of a reduction of average EBTME for any period from the average EBTME for previous periods, no refund of Earnout Payments will be made. However, the Payments due in March 1995 and 1996 will reflect a credit of the payments previously made toward the total earnout payment owed.
Earnout Payments may be made, at ISI's option, by delivering cash, shares of common stock (valued at the average closing sale price on the American Stock Exchange for the 60 days preceding delivery), by delivering to Helm shares of ISI's common stock having an aggregate value of such Earnout Payment or other agreed upon consideration or by the retirement of indebtedness of Helm to ISI. InterSystems Nebraska's EBTME for the years 1995, 1994, 1993 and 1992 was $567,000, $507,000,
$666,000 and $420,000, respectively. No Earnout Payment was due for March 1994, March 1995 or March 1996.

Royalty Arrangements. In addition to the base purchase price and the earnout payments, Helm also is entitled to receive royalties on three classes of InterSystems Nebraska products that were developed with the assistance of Helm, and that have not yet had a material impact on InterSystems Nebraska's sales to date. These three products are: a sampler used to sample, among other things, wood chips and coal; a higher capacity sampler used to sample, among other things, wood pulp, cement and coal; and a radius bottom conveyor. With respect to each of these three products, Helm will receive a royalty of 5% of all net sales of such products exceeding certain established thresholds (which thresholds approximated the highest annual net sales for each of the products during the last three years), payable on an annual basis for the 15-year period following the closing (the "Royalties"). In no case can the annual Royalties paid to Helm in any year with respect any of the products licensed exceed 10% of the annual gross profit of such product, calculated in accordance with the accounting procedures and practices currently employed by InterSystems Nebraska. Royalties to Helm on account of 1995 sales were approximately $7,000, which remained unpaid at December 31, 1995.

In General

    Since 1988, Messrs. Pearlman, Lawi, Murphy and Craig (the
"Officers") have been the holders of an aggregate $1,800,000 principal amount of the Company's unsecured 8% subordinated convertible debentures, due 1999 (the "Debentures"), holding $1,000,000, $500,000, $100,000 and
$175,000, respectively, in principal amount at Decmeber 31, 1995. The Debentures were purchased at face value by the Officers with individual promissory notes, each bearing interest at 9% per annum, and payable in annual installments over 10 years. Interest and principal on each note may be repaid in cash or by the Officer's surrender to the Company of securities of the Company, or any affiliated company. As of

March 15, 1996, the outstanding principal balance under the notes for each of Messrs. Pearlman, Lawi, Murphy and Craig was $400,000, $200,000, $50,000 and $83,750, respectively. In addition, as of such date, the Company owes Messrs. Pearlman, Lawi, Murphy and Craig interest on their Debentures net of interest on the notes, in the amounts of $78,221, $39,579, $7,816 and $11,569, respectively.

   Messrs. Pearlman and Lawi are limited partners of a Texas limited partnership known as Partnership 102 Limited, and control the corporation which serves as general partner to the limited partnership. Partnership 102 Limited is the landlord at a facility in Houston, Texas leased by Interpak Terminals, Inc. of Texas. Interpak had been a tenant in this facility for over four years prior to the 1989 acquisition of the facility by Partnership 102 Limited. The lease provides for minimum annual payments of $429,000 through the year 2005, which lease payments are the same as Interpak paid prior to the acquisition of the facility. See Note 13 to Consolidated Financial Statements in the 1995 Annual Report to Shareholders accompanying this Proxy Statement.

    Arcadian Financial Corp. ("Arcadian") is a Delaware corporation and a former indirect subsidiary of the Company. Historically, Arcadian has been engaged in the business of providing accounts receivable based credit facilities to small businesses, usually having annual sales between $100,000 and $4,000,000, which were unable to qualify for traditional bank financing. In 1995, Arcadian sold its portfolio of loans and ceased operations except that it receives an annual royalty of 10% of the income from the portfolio, and it receives a monthly 2% participation fee on a $150,000 loan made to a customer of HF in connection with HF's financing of that business. In November 1995, the Company sold the parent company of Arcadian to the Fund for $60,000.

    During 1995, management of the Company provided various administrative, managerial, financial, legal and accounting services to Unapix, for which the Company was paid $310,000 by Unapix in 1995. Messrs. Pearlman, Lawi and Craig are directors of Unapix, and Mr. Murphy is the Chief Financial Officer of Unapix.

    During 1995, in order to raise needed working capital, the Company engaged in a series of transactions in which it sold shares of stock of ISI, Unapix and PFS held by it to Messrs. Pearlman and Lawi at market .
In April 1995, the Company sold 15,000 shares of common stock of Unapix to Mr. Pearlman and 7,500 shares of common stock of Unapix to Mr. Lawi in exchange for $60,000 and $30,000 respectively, half of which was paid in cash and half of which was paid by a reduction in the principal amount outstanding of the Company's 14% Notes held by each of them. The closing price of these shares of common stock of Unapix on the day of the sale on the NASDAQ was $4.00.

    In May 1995, the Company sold 4,166 shares of common stock of Unapix to Mr. Pearlman and 2,083 shares of common stock of Unapix to Mr. Lawi in exchange for $16,667 and $8,333, respectively, half of which was paid in cash and half of which was paid by a reduction in the principal amount outstanding of the Company's 14% Notes held by each of them. The closing price of these shares of common stock on the day of the sale on the NASDAQ was $4.00. On the same day in May 1995, the Company sold 13,334 shares of common stock of PFS to Mr. Pearlman and 6,667 shares of common stock of Unapix to Mr. Lawi in exchange for $16,667 and $8,333 respectively, half of which was paid in cash and half of which was paid by a reduction in the principal amount outstanding of the Company's 14% Notes held by each of them. The market price of these shares of common stock of PFS, which was based upon the most recent price at which shares of PFS were sold in a private placement, was $1.25.

    In September 1995, the Company sold 10,355 and 5,178 shares of common stock of Unapix at $4.375 per share, 40,270 and 20,135 shares of common stock of ISI at $1.125 per share and 36,243 and 18,122 shares of common stock of PFS at $1.25 per share to Messrs. Pearlman and Lawi, respectively, in exchange for $67,956 and $33,978 in cash, respectively, and $67,957 and $33,978 in the reduction of the principal amount outstanding of the Company's 14% Notes held by each of them, respectively. The closing market price of these shares of common stock of Unapix, as determined by the NASDAQ, on the day of the sale was $1.25. The closing market price of these shares of common stock of ISI, as determined by the AMEX, on the day of the sale was $1.25. The market price of these shares of common stock of PFS, which was based upon the most recent price at which shares of PFS were sold in a private placement, was $1.25.

                    INDEPENDENT PUBLIC ACCOUNTANTS
                    ------------------------------

    The Board of Directors has selected BDO Seidman, LLP as independent auditors for the Company for the year ended December 31, 1996. BDO
Seidman, LLP has served as independent auditors for the Company since
1985. The Company has been advised that representatives of BDO Seidman, LLP will attend the Annual Meeting of Stockholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                       PROPOSALS BY STOCKHOLDERS
                       -------------------------

    Proposals that stockholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Stockholders must be received by the Company at 537 Steamboat Road, Greenwich, Connecticut 06830, Attention David S. Lawi, prior to July 1, 1997.

                             MISCELLANEOUS
                             -------------

    The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment on those matters.

Greenwich, Connecticut
September 18, 1996

                         HELM RESOURCES, INC.

                            FORM OF PROXY

   The undersigned hereby appoints HERBERT M. PEARLMAN and DAVID S. LAWI, and each of them with full power of substitution, proxies to vote all shares of common stock of Helm Resources, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders on October 29, 1996 and at any adjournment thereof on the items of business set forth below and on such other business as may properly come before the meeting.




    Election of Messrs. Herbert M. Pearlman, David S. Lawi, Joseph J. Farley, William Lerner, John E. Stieglitz and Walter M. Craig, Jr. as directors until their successors shall be duly elected.

         FOR   [___]    WITHHOLD AUTHORITY   [___]

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), PRINT NAMES BELOW

___________________________________________________________________

This proxy is solicited on behalf of the Board of Directors. If the undersigned fails to specify how the proxy is to be voted, it will be voted FOR the election of the nominees and FOR the Proposals.

                            _______________


Date:__________, 1996                  ____________________________ (L.S.)
                                       Signature of Stockholder
                                       ____________________________ (L.S.)
                                       Signature of Stockholder

              (Please sign your name exactly as it appears on the proxy. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner should sign the consent).